     As filed with the Securities and Exchange Commission on March 19, 1999
                                                   Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact Name of Registrant as Specified in Its Charter)
                                 ---------------
             Pennsylvania                             23-6216339
   (State or other jurisdiction of       (I.R.S. Employer Identification Number)
    Incorporation or Organization)

                                                                                              Jeffrey A. Linn
                                                                             Senior Vice President-Acquisitions and Secretary
                The Bellevue, 200 S. Broad Street                                  The Bellevue, 200 S. Broad Street
                Philadelphia, Pennsylvania 19102                                   Philadelphia, Pennsylvania 19102
                          (215) 875-0700                                                     (215) 875-0700
       (Address, Including Zip Code, and Telephone Number,                 (Name, Address, Including Zip Code, and Telephone
Including Area Code, of Registrant's Principal Executive Offices)         Number, Including Area Code, of Agent for Service)

                             -----------------------
                                    Copy to:
                             Howard A. Blum, Esquire
                           Drinker Biddle & Reath LLP
                              1345 Chestnut Street
                      Philadelphia, Pennsylvania 19107-3496
                                 (215) 988-2700

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE
=======================================================================================================

                                  Amount        Proposed Maximum   Proposed Maximum        Amount of
  Title of Shares                  to be         Offering Price        Aggregate         Registration
  to be Registered              Registered        Per Share (1)    Offering Price(1)          Fee
-------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest,
$1.00 par value                  506,089           $19.03125        $9,631,506.28         $2,677.56
-------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c).

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 19, 1999

PROSPECTUS
                                 506,089 SHARES
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                          SHARES OF BENEFICIAL INTEREST

         This Prospectus relates to the offer and sale from time to time by the holders thereof of up to 506,089 Shares of Beneficial Interest, par value $1.00 per share (the "Shares"), in Pennsylvania Real Estate Investment Trust (the "Trust"). The Trust may issue these Shares to holders of units of limited partnership interest ("Units") in PREIT Associates, L.P. (the "Operating Partnership"), of which the Trust is the sole general partner, if and to the extent the holders of Units elect to redeem them and the Trust, as General Partner, elects to satisfy such redemption by the issuance of Shares. The Trust is registering for reoffer and resale by such holders or their pledgees, donees, transferees, partners or other successors in interest (collectively, the "Selling Shareholders") the Shares which may be issued upon the redemption of Units held by them pursuant to the terms of certain registration rights agreements executed by the Trust for their benefit. The registration of the reoffer and resale of the Shares does not necessarily mean that any of the Shares will be offered or sold by the Selling Shareholders. The Units referenced in this paragraph were issued by the Operating Partnership in private transactions between July 1997 and the date hereof.

         The Shares are traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "PEI." To assist the Trust in complying with certain qualification requirements applicable to real estate investment trusts, the Trust's Trust Agreement provides that no person may beneficially own more than 9.9% of the outstanding Shares, subject to certain exceptions. See "Description of Shares of Beneficial Interest - Restrictions on Transfer."

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Shareholders from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in the section of this Prospectus entitled "Plan of Distribution" or an accompanying Prospectus Supplement. Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares.

         The Trust will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders, but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

         The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                 THE DATE OF THIS PROSPECTUS IS MARCH __, 1999.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Trust under the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:

         1. The Trust's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, filed on November 28, 1997, (amended by Form 10-K/A-1 filed on December 15, 1997). The description of the Trust's Shares of Beneficial Interest contained in the Registration Statement on Form 8-A/12(b)/A-1 dated November 13, 1997 filed on November 13, 1997 (amended December 17, 1997).

         2. The Trust's definitive proxy statement for the Annual Meeting of Shareholders on December 16, 1997, filed on November 18, 1997.

         3. The Trust's definitive proxy statement for its Special Meeting of Shareholders on September 29, 1997, filed on August 28, 1997.

         4. The Trust's Current Reports on Form 10-Q for the four month period ending December 31, 1997, dated February 17, 1998, filed February 17, 1998; for the three month period ending December 31, 1997, dated February 17, 1998, filed February 17, 1998 (amended February 19, 1998); for the three month period ending March 31, 1998, dated March 31, 1998, filed May 15, 1998; for the three month period ending June 30, 1998, dated June 30, 1998, filed August 14, 1998; and for the three month period ending September 30, 1998, dated September 30, 1998, filed November 13, 1998.

         5. The Trust's Current Reports on Form 8-K dated September 29, 1997 filed October 14, 1997; dated December 2, 1997 filed December 2, 1997; dated December 16, 1997 filed December 17, 1997; dated December 17, 1997 filed December 22, 1997; dated August 7, 1998 filed August 13, 1998 (amended September 29, 1998); dated September 17, 1998 filed October 2, 1998 (amended November 9,
1998); dated August 27, 1998 filed October 9, 1998 (amended November 9, 1998); dated December 18, 1998 filed December 31, 1998; and dated December 23, 1998 filed January 7, 1999 (amended March 8, 1999).

         All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and prior to termination of the offering of all Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Shares or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         The Trust will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Pennsylvania Real Estate Investment Trust, The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania 19102, Attention: Jeffrey A. Linn, Senior Vice President-Acquisitions and Secretary, telephone: (215) 875-0700.

         The Trust is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Trust may be copied and inspected at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0300. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. In addition, the Trust's Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Trust can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Trust has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Trust and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules that may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                              CAUTIONARY STATEMENT

         In this Prospectus and in reports incorporated herein, we use forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "plan," or "continue," or the negative thereof or other variations thereon, or comparable terminology, which are referred to under the securities laws as "forward-looking statements."

         Our forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied by our forward-looking statements. Some (but not all) of these risks, uncertainties and factors are discussed in this Prospectus. However, we disclaim any obligation to update this discussion or to announce publicly the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                   THE COMPANY

         As used herein, unless the context indicates otherwise, the term "Company" includes the Trust, PREIT Associates, L.P. (the "Operating Partnership") and their subsidiaries and affiliates, including PREIT-RUBIN, Inc. (formerly The Rubin Organization, Inc.), a real estate management company in which the Company owns 95% of the economic interests in the form of non-voting common shares (together with its predecessors, "PREIT-RUBIN"), and the term "properties" means all of the Company's real estate assets.

         The Company is a fully integrated, self-administered and self-managed real estate investment trust that acquires, rehabilitates, develops and operates shopping centers and multifamily properties. Founded in 1960, the Company believes that it is one of the 15 largest publicly held operators of retail properties in the United States (in terms of square feet owned and/or managed). On September 30, 1997, the Company acquired its current interest in PREIT-RUBIN, Inc. (formerly known as The Rubin Organization, Inc.), a commercial property development and management firm, and certain related real estate interests.

         The Company conducts substantially all of its operations through the Operating Partnership and has elected, and conducts its operations in a manner intended, to comply with the requirements for qualification as a real estate investment trust (a "REIT") under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, a real estate investment trust which meets certain requirements is not subject to Federal income tax on the portion of its taxable income which is distributed to its shareholders, if, among other things, at least 95% of its real estate investment trust taxable income, excluding any net capital gain, is so distributed.

         The Trust is a Pennsylvania business trust created in Pennsylvania as an unincorporated association in business trust form pursuant to a Trust Agreement dated December 17, 1960, as amended (the "Trust Agreement"). Since its inception it has been self-administered by its trustees. The Trust's principal executive offices are located at The Bellevue, 200 S. Broad St., Philadelphia, Pennsylvania, 19102, telephone: (215) 875-0700. The Company has regional offices in Maitland, Florida; Chicago, Illinois; and Atlanta, Georgia.

                                  RISK FACTORS

         Before you decide to invest, you should consider carefully the risks described below, together with the information provided in the other parts of this Prospectus. Our ability to make expected distributions to shareholders and debt service payments to lenders, as well as our prospects as a whole, could be affected by any or all of these factors or others not mentioned below.

Real Estate Industry

         General. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

         Other factors that may affect general economic conditions or local real estate conditions include:

         o population trends
         o income tax laws
         o availability and costs of financing
         o construction costs

         Competition. The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues and geographical diversity than we do. Furthermore, we compete for tenants with other property owners. Our apartment properties portfolio competes with providers of other forms of housing, such as single family housing. Competition from single family housing increases when lower interest rates make mortgages more affordable. All of our shopping center and apartment properties are subject to significant local competition.

         Regulation. Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities.

         Legislation such as the Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted.

         Inflation. The effect of inflation on our operations and investment portfolio is mixed. On one hand, inflation increases rents by increasing the tenant revenues upon which percentage rentals are based. Fixed rentals also increase, reflecting higher costs for construction renovations and rehabilitation. On the other hand, inflation increases our expenses.

         Renewal of Leases and Reletting of Space. When a lease expires, a tenant may refuse to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

         Bankruptcy and Failure To Make Rent Payments. At any time, a tenant may experience a downturn in its business that may weaken its financial condition. As a result, the tenant may fail to make rental payments when due, or may declare bankruptcy. Either event could result in the termination of that tenant's lease and material losses to us.

The Company's Properties

         Development. There are risks associated with our development activities in addition to those generally associated with the ownership and operation of established shopping centers and multifamily properties. These risks include:

         o expenditure of money and time on projects that may never be completed
         o higher than estimated construction costs
         o late completion because of unexpected delays in zoning approvals, other land use approvals, construction or other factors outside of our control
         o failure to obtain zoning, occupancy or other governmental approvals

         The risks described above are compounded by the fact that we must distribute 95% of our taxable income in order to maintain our qualification as a REIT. As a result of these distribution requirements, new developments are financed primarily through lines of credit or other forms of construction financing. Because we incur debt to finance the developments, our loss could exceed our equity investment in the developments.

         Furthermore, we must acquire and develop suitable high traffic retail sites at costs consistent with the overall economics of the project. Because retail development is extremely competitive, there is no assurance that we can contract for appropriate sites within our geographic markets.

         Maintenance and Renovation. Many of the properties in which we have an interest were constructed more than 15 years ago. We generally spend more on maintenance of these older properties than we do on newer properties. Because older properties may be obsolete in some respects, they may generate lower rentals or may require significant capital expense for renovations. Some apartments lack amenities that are customarily included in modern construction, such as dishwashers, central air conditioning and microwave ovens. Some facilities are difficult to lease because they are too large, too small or inappropriately proportioned for today's market. We generally consider renovation of properties when renovation will enhance or maintain the long-term value of those properties.

         Recently Acquired Properties. Subject to the availability of financing and other considerations, we intend to continue to acquire interests in properties that we believe will be profitable or will enhance the value of our portfolios. Some of these properties may have unknown characteristics or deficiencies. Therefore, it is possible that some properties will be worth less or will generate less revenue than we believe at the time of acquisition. It is also possible that the operating performance of some of our properties will decline.

         To manage our growth effectively, we must integrate successfully new acquisitions. We cannot assure you that we will be able to integrate successfully or manage effectively additional properties.

         When we acquire properties, we also take on other risks, including:

         o financing risks (some of which are described below)
         o the risk that anticipated occupancy or rent levels won't be met
         o the risk that required zoning, occupancy and other governmental approvals won't be obtained
         o the risk that there will be changes in applicable zoning and land use laws that affect adversely the operation or development of our properties

         Shopping Centers. We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs and taxes.

         Casualty Insurance. We generally maintain casualty insurance on our assets. We believe that our insurance is adequate. However, we would be required to bear all losses to the properties that are not adequately covered by insurance. We cannot assure you that we can obtain insurance in the future at acceptable levels and reasonable cost.

Financing

         General. We finance parts of our operations and acquisitions through debt. This debt creates risks, including:

         o rising interest rates on our floating rate debt
         o failure to prepay or refinance existing debt, which may result in forced disposition of properties on disadvantageous terms
         o refinancing terms less favorable than the terms of existing debt
         o failure to meet required payments of principal and interest

         Credit Facility. We currently use an unsecured credit facility for working capital, acquisitions, renovations and capital improvements to our properties. The credit facility currently requires PREIT Associates, the operating partnership through which our properties are held, to maintain certain asset and income to debt ratios and minimum income and net worth levels. If PREIT Associates fails to meet any one or more of these requirements, we would be in default. The lenders, in their sole discretion, may waive a default. We might secure alternative or substitute financing. We cannot assure you, however, that we can obtain waivers or alternative financing. Any default may have a materially adverse effect on our operations and financial condition.

         We expect to use our credit facility from time to time for acquisitions, renovations and capital improvements to our properties. When the credit markets are tight, we may encounter resistance from lenders when we seek financing or refinancing for some of our properties. If the credit facility is reduced significantly or withdrawn, our operations would be affected adversely. If we are unable to increase our borrowing capacity under the credit facility, our ability to make acquisitions and grow would be affected adversely. We cannot give assurance as to the availability or terms of financing for any particular property.

         We have entered into agreements limiting the interest rate on portions of our credit facility. If other parties to these agreements fail to perform as required by the agreements, we may suffer credit loss.

         Partnerships and Joint Ventures. The profitability of each partnership or joint venture in which we are a partner or co-venturer that has short-term financing or debt requiring a balloon payment is dependent on the availability of long-term financing on satisfactory terms. If satisfactory financing is not available, we may have to rely upon other sources of short-term financing, equity contributions or the proceeds of refinancing of existing properties in order to satisfy debt obligations. Although the Company does not own the entire interest in connection with many of the properties held by a partnership or joint venture, the Company may be required to pay the full amount of any obligation of such partnership or joint venture that has been guaranteed in whole or in part by the Company in order to protect its equity interest in such property owned by such partnership or joint venture. Additionally, the Company may determine to pay a partnership's or joint venture's obligation in order to protect the Company's equity interest in its assets.

Governance

         Partnerships and Joint Ventures. Generally, we hold interests in our portfolio properties through PREIT Associates. In many cases we hold properties through joint ventures or partnerships with third-party partners and joint venturers and, thus, we hold less than 100% of the ownership interests in such properties. Of the properties with respect to which our ownership is partial, most are owned by partnerships in which we are a general partner. The remaining properties are owned by joint ventures in which we have substantially the same powers as a general partner. Under the terms of the partnership and joint venture agreements, major decisions, such as a sale, lease, refinancing, expansion or rehabilitation of a property, or a change of property manager, require the consent of all partners or co-venturers. Because decisions must be unanimous, necessary actions may be delayed significantly. It may be difficult or even impossible to change a property manager if a partner or co-venturer is serving as property manager.

         Business disagreements with partners may arise. The Company may incur substantial expenses in achieving a resolution of such disputes. To preserve its investment, the Company may be required to make commitments to or on behalf of a partnership or venture during a dispute. Moreover, we cannot assure you that the Company's resolution of a dispute with a partner will be on terms that are favorable to the Company.

         We guarantee the debt of some partnerships and joint ventures so that those partnerships and joint ventures can obtain financing. Therefore, even though we do not own the entire interest in properties owned by partnerships or joint ventures, we may be required to repay all the debt owed by a partnership or venture. We may also do so to protect our interest in the properties owned by the partnership or venture.

         Other risks of investments in partnerships and joint ventures include:

         o partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions
         o partners or co-venturers might have business interests or goals that are inconsistent with our business interests or goals
         o partners or co-venturers may be in a position to take action contrary to our policies or objectives
         o potential liability for the actions of our partners or co-venturers

         Restrictions on Change-in-Control. The Trust Agreement that governs the Company restricts the possibility of sale or change in control of the Company, even if a sale or change in control were in the shareholders' interest. These restrictions include the ownership limit designed to ensure qualification as a REIT, the staggered terms of our Trustees and our ability to issue preferred shares.

         Restrictions on Sales of Properties. Because certain limited partners of PREIT Associates may suffer adverse tax consequences if certain properties owned by PREIT Associates are sold, the Trust, as the general partner of PREIT Associates, has agreed from time to time, subject to certain exceptions, that the consent of the holders of a majority (or all) of certain limited partner interests issued by PREIT Associates in exchange for a property is required before that property may be sold. These agreements may result in our being unable to sell one or more properties, even in circumstances in which it would be advantageous to do so. See "Summary of the Operating Partnership Agreement -- Other Rights."

         Issuance of Preferred Shares. The Trust's Board of Trustees may issue up to 25,000,000 preferred shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each class or series of preferred shares. Because the Board of Trustees has the power to establish the preferences and rights of the preferred shares, preferred shares may have preferences, distributions, powers and rights senior to the rights of holders of Shares.

         Changes in Policies Without Shareholder Approval. The Board of Trustees determines the growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies of the Trust. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to shareholders. Accordingly, shareholders may not have control over changes in the Company's policies. We cannot assure you that changes in our policies will serve fully the interests of all shareholders.

         PREIT Associates; Required Vote of Limited Partners on Fundamental Changes. Our assets are generally held through PREIT Associates, a Delaware limited partnership whose sole general partner is the Trust. The Trust currently holds a majority of the limited partner interests in PREIT Associates. However, PREIT Associates may from time to time issue additional limited partner interests in PREIT Associates to third parties in exchange for contributions of property to PREIT Associates. These issuances will dilute the Trust's percentage ownership of PREIT Associates. Limited partner interests in PREIT Associates generally do not carry a right to vote on any matter voted on by our shareholders (although limited partner interests may, under certain circumstances, be redeemed for Shares). However, prior to the date on which at least half of the partnership interests issued on September 30, 1997 have been redeemed, the holders of partnership interests issued on September 30, 1997 are entitled to vote, along with the Trust's shareholders, on any proposal to merge, consolidate or sell substantially all of the Company's assets. The Trust's partnership interests are not included for purposes of determining when half of the partnership interests have been redeemed, nor are they counted as votes. There can be no assurances that the Trust will not agree to extend comparable rights to other limited partners in PREIT Associates.

         Dependence on Ronald Rubin. We are dependent on the efforts of Ronald Rubin, our Chief Executive Officer. The loss of his services could have an adverse effect on our operations. If Mr. Rubin were to terminate his employment, his current employment agreement with us would prevent him from becoming an employee of one of our competitors for one year.

PREIT-RUBIN

         Lack of Control of PREIT-RUBIN. Although PREIT Associates owns 95% of the equity interests in our management affiliate, PREIT-RUBIN, all of the voting stock of PREIT-RUBIN is owned by a stock bonus plan created for the benefit of PREIT-RUBIN's employees. PREIT-RUBIN employees are entitled to vote the common shares vested in their accounts in the stock bonus plan on fundamental transactions such as a merger or sale of assets. A Stock Bonus Plan Committee votes the shares in the stock bonus plan on all other matters. PREIT-RUBIN's Board of Directors appoints the Stock Bonus Plan Committee's members. Thus, the Trust does not control the day-to-day operations of PREIT-RUBIN and has no legal power to influence the manner in which it performs its management obligations, seeks and accepts new business or otherwise determines its business strategy.

         Third-Party Management Business. PREIT-RUBIN manages a substantial number of properties owned by third parties. Risks associated with the management of properties owned by third parties include:

         o the property owner's termination of the management contract
         o loss of the management contract in connection with a property sale
         o non-renewal of the management contract upon expiration
         o renewal of the management contract on terms less favorable than current terms
         o decline in management fees as a result of general real estate market conditions or local market factors

         Conflicts of Interest. There are numerous potential conflicts of interest relating to our investment in PREIT-RUBIN. The interest of those members of our management who are also PREIT-RUBIN affiliates may diverge from the interests of the shareholders.

         PREIT-RUBIN's employees work on behalf of the Company. However, PREIT-RUBIN will continue to render management, development, leasing and related services to a substantial number of properties in which affiliates of PREIT-RUBIN retain equity interests. We believe that PREIT-RUBIN's management arrangements with these entities are on terms at least as favorable to PREIT-RUBIN as the average of management arrangements with parties unrelated to PREIT-RUBIN. In addition, PREIT-RUBIN leases substantial office space from entities in which our affiliates have an interest.

Dependence on Primary Markets

         All but one of our properties are located in the eastern United States. A majority of the properties are located either in Pennsylvania or Florida. General economic conditions and local real estate conditions in these geographic regions have a particularly strong effect on us. Other REITs may have a more geographically diverse portfolio and thus may be less susceptible to downturns in one or more regions.

Environmental Liabilities

         Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow with the real estate as collateral.

         From time to time, the Company responds to inquiries from environmental authorities with respect to properties both currently and formerly owned by the Company. Discussion of pending and recently completed environmental investigations of the Company can be found in the Company's quarterly, annual and various other public filings. We cannot assure you of the results of pending investigations, but we do not believe that resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

         Since 1987, the Company has attempted to protect itself against environmental liabilities by conducting an environmental study on each property it seeks to acquire. In 1997 and 1998, the Company performed environmental studies on each of the properties in which it had an interest when such studies were performed. Despite these measures, the Company may be liable for presently unknown environmental conditions at these properties or at properties formerly owned by the Company. The Company cannot know the magnitude of this potential liability.

         A number of the Company's properties contain asbestos in limited concentrations or in limited areas. Where radon has been identified as a potential concern, the Company generally has remediated the situation or is performing additional testing. Lead-based paint has been identified at certain of the Company's multi-family properties, and the Company has notified tenants pursuant to applicable disclosure requirements. Based on its current knowledge, the Company does not believe that the future liabilities associated with asbestos, radon and lead-based paint at these properties will be material, but we cannot assure you that they will not.

         The Company has no insurance coverage for the types of environmental liabilities described above. The Company maintains a reserve on its books for these matters. We cannot assure you that this reserve will be sufficient to cover the cost of environmental liabilities.

Legal Proceedings

         From time to time, the Company is a plaintiff or defendant in various cases arising out of its usual and customary business of owning and investing in real estate, both directly and through joint ventures and partnerships. Discussion of the Company's pending and recently completed litigation can be found in the Company's quarterly, annual and various other public filings. We cannot assure you of the results of pending litigation, but we do not believe that resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

Certain Tax Risks

         Tax Liabilities as a Consequence of a Failure to Qualify as a REIT. If we fail to qualify as a REIT, we will be subject to Federal income tax at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to shareholders and for debt service. See "Federal Income Tax Considerations - Taxation of the Company."

         To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We can give you no assurance that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we can give you no assurance that we have been qualified or will remain qualified.

         REIT Distribution Requirements. To obtain the favorable tax treatment associated with qualifying as a REIT, we are required each year to distribute to our shareholders at least 95% of our net taxable income. See "Federal Income Tax Considerations-Taxation of the Company-- Annual Distribution Requirements." We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions were not favorable for borrowing.

Factors Affecting Share Price

         A number of factors may influence adversely the price of our Shares in the public markets. These factors include:

         o increases in market interest rates, which may lead purchasers of shares to demand from us a higher annual yield from distributions
         o the relatively low daily trading volume of the Shares, which means that efforts to sell and sales of even relatively small amounts of
           Shares can have a depressive effect on trading prices
         o failure to invest the proceeds of a future offering of securities in a manner that will increase earnings
         o sales of a substantial number of Shares, or the perception that such sales could occur
         o issuance of additional Shares, including those reserved for issuance according to stock option plans and other obligations.

Year 2000 Issues

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed at a time when data storage was expensive, and the impact of the upcoming century change was not considered. As a result of this dating limitation, many programs, if not corrected, may fail or provide inaccurate results at and after the turn of the century. We (and tenants that provide us with a significant percentage of our income) use information systems and systems imbedded in certain equipment that carry two digit dating and are thus susceptible to partial or total failure after December 31, 1999.

         To assess and address the Company's internal systems, we have established a Year 2000 remediation plan consisting of the following phases:

         o inventorying our systems and devices (including information technology ("IT") and non-IT systems) that are vulnerable to the Year 2000 problem
         o assessing the criticality of the inventoried items
         o remediating the non-compliant items
         o testing the corrections that have been applied

         We have completed the first phase of our remediation plan for our IT systems. We believe that our accounting and payroll systems, which we believe to be our mission critical systems, are Year 2000 compliant. The amount of remediation effort has not and is not anticipated to be extensive due to our use of readily available, off-the-shelf software and hardware products that are supported by the manufacturers. In addition, we are in the first phase of the remediation plan for our non-IT systems (such as elevators, HVAC and lighting systems) and are currently completing an inventory of non-IT systems and assessing the potential risks of noncompliance. After evaluating our required compliance efforts, appropriate contingency plans will be developed based on the outcome of the assessment phase and a survey of some of our major suppliers and tenants. We expect to complete the Year 2000 remediation plan, including final testing, by the beginning of the fourth quarter of 1999. All of our costs related to Year 2000 remediation are expensed as incurred. Some of our business partners, suppliers and tenants are also being surveyed as to their Year 2000 compliance readiness.

         Although we believe our Year 2000 remediation plan will be adequate to address the Year 2000 issue, we cannot assure you that this is so. If the required remediation efforts are not made, or are not completed timely or if our tenants experience material Year 2000 problems in their own operations, the Year 2000 issue could have a material impact on our operations.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         Under the Trust Agreement, the Trust has the authority to issue up to 100,000,000 Shares and up to 25,000,000 Preferred Shares. As used herein, the term "Shares" means shares of beneficial interest in the Trust other than Preferred Shares.

General Provisions

         Voting, Dividend and Other Rights. Subject to the provisions of the Trust Agreement regarding "Excess Shares" (See " -- Restrictions on Transfer"),
(i) the holders of the Shares ("Shareholders") are entitled to one vote per Share on all matters voted on by the Shareholders, including elections of the Trustees, and (ii), subject to the rights of holders of any Preferred Shares, if any ("Preferred Shareholders"), the Shareholders are entitled to a pro rata portion of such distributions as may be declared from time to time by the Trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The majority of Shares voting on a matter at a meeting at which at least a majority of the Shares are present in person or by proxy constitutes the act of the Shareholders, except with respect to the election of Trustees (see below). While the Shareholders generally possess all of the voting power, the Trust Agreement permits the Trustees to (a) issue, classify or reclassify up to 25,000,000 Preferred Shares, which may have voting rights equal to or superior to the Shares, and (b) authorize the holders of securities of affiliates of the Trust to vote with the Shareholders on certain matters, and the Trustees have exercised that right as to holders of certain currently outstanding units of limited partner interests in PREIT Associates ("Units") with respect to fundamental changes in the Company (i.e., mergers, consolidations and sales of substantially all of the Company's assets). See "Summary of the Operating Partnership Agreement -- Authorization of Units and Voting Rights." All Shares are fully paid and nonassessable. Shareholders do not have any preemptive rights to purchase Trust securities.

         The Trust Agreement provides that the Trustees may (a) issue, classify or reclassify shares of beneficial interest as Preferred Shares having preferences to the Shares in any matter, including rights in liquidation or to dividends; (b) issue options, rights (including shareholder rights plans), and other securities having conversion or option rights; and (c) authorize the creation and issuance by subsidiaries and affiliates of the Trust of securities having conversion and option rights in respect of Shares. Thus, the rights of holders of existing Shares are subject to preferred rights as to dividends and in liquidation (and other such matters) to the extent set forth in any subsequently authorized Preferred Shares or class of Preferred Shares.

         Board of Trustees. The Board of Trustees is divided into three classes serving staggered three-year terms. The Trust Agreement does not provide for cumulative voting in the election of Trustees, and the candidates receiving the highest number of votes are elected to the office of Trustee.

         Trustee Nomination Process. The Trust Agreement provides that nominations for election to the office of Trustee at any Annual or Special Meeting of Shareholders shall be made by the Trustees, or, subject to the rights of Preferred Shareholders, by petition in writing delivered to the Secretary of the Trust not fewer than thirty-five (35) days prior to such meeting signed by the holders of at least two percent (2%) of the Shares outstanding on the date of such petition. Unless nominations shall have been made as aforesaid, they shall not be considered at such meeting unless the number of persons nominated as aforesaid shall be fewer than the number of persons to be elected to the office of Trustee at such meeting, in which such event nominations for the Trustee positions which would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of Trustees.

         Transfer Agent. The transfer agent for the Shares is American Stock Transfer and Trust Company.

Limited Liability of Shareholders

         The Trust Agreement provides that Shareholders, to the fullest extent permitted by applicable law, are not liable for any act, omission or liability of a Trustee or the Company and that the Trustees have no general power to bind them personally. Notwithstanding the foregoing, there may be liability in some jurisdictions that may decline to recognize a business trust as a valid organization. With respect to all types of claims in such jurisdictions, and with respect to tort claims, contract claims where the required provision is omitted, and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, Shareholders may be liable personally for such obligations to the extent that the Company does not satisfy such claims. The Company conducts substantially all of its business in jurisdictions other than the Commonwealth of Pennsylvania in entities recognized in the relevant jurisdiction to limit the liability of equity owners. The Company carries insurance in amounts that the Trustees deem adequate to cover foreseeable tort claims.

Restrictions on Transfer

         Among the requirements for qualification of the Company as a REIT under the Code are, (i) not more than 50% in value of its outstanding shares of beneficial interest (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (iii) certain percentages of the Company's gross income must be from particular activities. In order to continue to qualify as a REIT under the Code, provisions of the Trust Agreement restrict the ownership and transfer of shares (the "Ownership Limit Provisions").

         The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% in value of the Shares. A comparable restriction applies to the ownership of any Preferred Shares. The Trustees may waive the Ownership Limit Provisions if evidence satisfactory to the Trustees and tax counsel to the Company is presented that such ownership will not jeopardize the Company's status as a REIT.

         Issuance or transfers of Shares in violation of the Ownership Limit Provisions or which would cause the Shares to be beneficially owned by fewer than 100 persons are void and the intended transferee acquires no rights to the Shares.

         In the event of a purported transfer or other event that would, if effective, result in the ownership of Shares in violation of the Ownership Limit Provisions, such transfer or other event with respect to that number of Shares that would be owned by the transferee in excess of the Ownership Limit Provisions automatically are exchanged for Excess Shares (the "Excess Shares"), authorized by the Trust Agreement, according to the rules set forth therein, to the extent necessary to insure that the purported transfer or other event does not result in the ownership of Shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give written notice to the Trust of a purported transfer or other event that would result in the issuance of Excess Shares.

         Excess Shares are not treasury shares, but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. The trustee of such trust shall be the Company. The beneficiary of such trust shall be designated by the purported holder of Shares. Excess Shares are not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of Shares for Excess Shares and prior to the discovery by the Trust of such exchange, dividends or distributions are paid with respect to the Shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to the Trust upon demand. Subject to the rights of the Preferred Shareholders, if any, Excess Shares participate ratably (based on the total number of Shares and Excess Shares) in any liquidation, dissolution or winding up of the Company. Except as required by law, holders of Excess Shares are not entitled to vote with respect to such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of Shares will not violate the Ownership Limit Provisions, at which time the Excess Shares will be exchanged automatically for the same number of Shares for which the Excess Shares were exchanged originally. The Trust Agreement contains provisions that are designed to insure that the purported transferee or other purported holder of Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to the Trust. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction, then the intended transferee or holder of any Excess Shares may be deemed, at the option of the Trust, to have acted as an agent on behalf of the Trust in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Trust.

         The Trust Agreement further provides that Excess Shares shall be deemed to have been offered for sale to the Trust at the lesser of the price paid for the Shares by the purported transferee or in the case of a gift, devise or other transaction, the market price for such Shares at the time of such gift, devise or other transaction or the market price for the Shares on the date the Trust or its designee exercises its option to purchase. The Trust may purchase such Excess Shares during a 90-day period, beginning on the date of the violation transfer if the original transferee-Shareholder gives notice to the Trust of the transfer or, if no notice is given, the date the Board of Trustees determines that a violation transfer has been made.

         Each Shareholder upon demand is required to disclose to the Trust, in writing, such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deems necessary to comply with the provisions of the Trust Agreement or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.

Change-in-Control Provisions

         Ownership Limit. In order to protect its status as a REIT, the Trust must satisfy certain conditions, including the conditions that: (i) no more than 50% in value of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals; and (ii) the Shares must be owned beneficially by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To this end, the Trust Agreement, among other things, prohibits: (a) any holder from owning more than 9.9% of its outstanding Shares without the consent of the Board of Trustees after evidence satisfactory to the Trustees and tax counsel to the Company is presented evidencing that such ownership will not jeopardize the Company's tax status as a REIT, and (b) transfers of Shares that would cause the Trust to be owned beneficially by fewer than 100 persons. These limitations may have the effect of precluding acquisition of control of the Company by a third party.

         Staggered Board. The Trust's Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms upon the expiration of the respective class' term. Trustees may only be removed by the Shareholders during their term in office for "cause," as that term is defined in the Trust Agreement. The staggered terms for trustees may affect the Shareholders' ability to take control of the Company, even if a change in control were in the Shareholders' interest.

         Multiple Classes and Series of Shares of Beneficial Interest. The Trust Agreement provides that the Trustees may issue, classify or reclassify up to 25,000,000 Preferred Shares (including classes and series of Preferred Shares having preferences to the Shares in any matter, including rights in liquidation or to dividends) and options, rights (including shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by subsidiaries and affiliates of the Trust of securities having conversion and option rights in respect of Shares. The Trust Agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. The issuance of such rights or Preferred Shares could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the Shareholders' interest. No such rights or Preferred Shares are issued or outstanding currently.

                         SUMMARY OF THE TRUST AGREEMENT

         The following summary of the Trust Agreement is qualified in its entirety by reference to the Trust Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

The Trustees

         The Trustees are divided into three classes, with each member of a class elected for a term of three years or until his successor is duly elected and qualified. Of the nine Trustees currently in office, six have been elected by the shareholders and three were appointed to fill the unexpired terms of the trustees who resigned as contemplated by the provisions of the agreement in which the Trust acquired its interest in PREIT-RUBIN. The Trust Agreement provides that there will be not fewer than five nor more than 15 Trustees. The Trustees are not required to furnish a bond. Trustees may resign at any time, but no resignation is effective until a successor is elected if its effect would be to reduce the number of Trustees below five. The Trustees may fill vacancies that shall have occurred as a result of an increase in the number of Trustees or by reason of the death, resignation or incapacity of any of the Trustees. A Trustee chosen by the other Trustees to fill a vacancy that has occurred as a result of an increase in the number of Trustees will serve until the next annual or special meeting of shareholders and until his successor is elected and qualified. A Trustee chosen by other trustees to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee will hold office for the full remaining term of the former Trustee and until his successor is elected and qualified. At such meetings to elect Trustees, the holders of a majority of shares represented will elect Trustees for the term of the class of Trustees being elected. The shareholders may also elect Trustees to fill a vacancy which the other Trustees have not filled. Two-thirds of the serving Trustees have the right at any time to remove any of their number, including a Trustee elected by the shareholders, for any cause deemed by them to be sufficient. Any Trustee may be removed for cause by the holders of a majority of the outstanding Shares then outstanding and entitled to vote. A vacancy created by the removal of a Trustee by the other Trustees may be filled only by the shareholders at their next annual meeting or a special meeting called for that purpose unless there are fewer than five Trustees, in which event the remaining Trustees are required to elect a sufficient number of persons so that at least five will be serving. Regular meetings of the shareholders are held annually, and special meetings of the shareholders may be called upon proper notice.

         The concurrence of a majority of the Trustees present at any meeting where there is a quorum, or the written consent of a majority of the Trustees then serving, is necessary for the validity of any action taken. In no event may action be taken without the concurrence, at a meeting or by consent in writing, of at least four Trustees. A majority of the Trustees, provided that the majority consists of at least four Trustees, constitutes a quorum. However, if there are fewer than five Trustees, the remainder must act to fill vacancies to bring the total number of Trustees to at least five.

         The Trustees may hold legal title to the Trust's properties on its behalf or designate persons to so hold on behalf of the Trust. The Trustees have complete control of the conduct of the Trust's business, including investments, sales, leasing, issuance of additional shares, borrowing and distributions to shareholders without the necessity of securing shareholder approval.

Indemnification

         The Trust Agreement provides that (a) no Trustee shall be personally liable for monetary damages for any action, or any failure to take action, except that a Trustee shall remain personally liable for monetary damages to the same extent that a director of a Pennsylvania business corporation remains liable under the provisions of 15 Pa. C.S. Section 1713, and (b) no officer who performs his duties in good faith, in a manner reasonably believed to be in the best interests of the Company and with such care, skill and diligence as a person of ordinary diligence would use will be liable by reason of having been an officer of the Company.

         The Trust Agreement provides that every Trustee and officer shall be entitled as of right to be indemnified by the Trust against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements paid or incurred by such person in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Trust or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person's being or having been a Trustee or officer of the Trust or by reason of the fact that such person is or was serving in any capacity at the request of the Company as a trustee, director, officer, employee, agent, partner, fiduciary or other representative or another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity; provided, however, that no such right of indemnification shall exist with respect to an action brought by a Trustee or officer against the Company and further provided that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness. The Trust Agreement further provides that such right to indemnification shall be contractual in nature and shall include the right to be paid in advance the expenses incurred in connection with such proceedings; provided, however, that such advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of such Trustee or officer to repay all amounts so advanced if it is ultimately determined that such Trustee or officer is not entitled to be indemnified under the Trust Agreement. The Trust's By-laws provide for similar but not identical indemnification rights.

Transactions with Trustees

         The Trustees may deal with the Trust by rendering services for reasonable compensation, buying property from or selling property to the Trust or otherwise. No Trustee shall have any liability for such transactions approved by a majority of the other Trustees, except for his bad faith or gross negligence, and any such Trustee may be counted in determining the existence of a quorum at any meeting of the Board of Trustees that authorizes any such transaction and may vote thereat to authorize any such transaction.

Term

         The Trust's term is perpetual. The Trust's existence does not terminate automatically in the event the Trust fails to maintain its qualification as a real estate investment trust for tax purposes.

Fundamental Transactions; Amendments

         Any merger to which the Trust is a party (other than a merger with an entity in which the Trust owned, directly or indirectly, at least 80% of the voting power of all ownership interests prior to the merger or a merger where the persons that were the Shareholders of the Trust immediately prior to the merger will own, directly or indirectly, immediately following the merger all of the ownership interests in the surviving entity) and any sale or transfer of all or substantially all of the assets of the Trust (other than to an entity directly or indirectly controlled by the Trust) must be approved by the affirmative vote of the holders of a majority of the votes cast by all Shareholders entitled to vote thereon (excluding holders of any Preferred Shares that are entitled to vote thereon exclusively as a class) and by the affirmative vote of a majority of the votes cast by holders of any class or series of Preferred Shares entitled to vote thereon as a class.

         Amendments to the Trust Agreement can be made by the consent of two-thirds of the Trustees, but not fewer than four. However: (i) no amendment to increase the liability of Shareholders shall be effected; (ii) no amendment may require additional contributions from or assessments against Shareholders;
(iii) no amendment (A) increasing the authorized shares of beneficial interest in the Trust, or (B), except for an amendment designating a class or series of Preferred Shares, having the purpose or reasonably foreseeable effect of impeding or preventing a "control transaction" shall be effective without the affirmative vote of the holders of a majority of votes cast by (1) all Shareholders entitled to vote thereon (excluding holders of any Preferred Shares that are entitled to vote thereon exclusively as a class) and (2) the holders of any class or series of Preferred Shares entitled to vote thereon as a class; and
(iv) no amendment to the provisions regarding the amendment of the Trust Agreement, the dissolution of the Company or fundamental changes to the Company (i.e., mergers or sales of all or substantially all of the Company's assets) shall be effected without the affirmative vote of the Shareholders whose votes are at the time of such amendment necessary to effect the pertinent action. As used in the Trust Agreement, the term "control transaction" means the acquisition by a person or a group of persons acting in concert of voting control over voting Shares of the Trust that would entitle the holders thereof to cast at least 20% of the votes that all Shareholders would be entitled to cast in the election of Trustees.

Applicable Law

         The Trust Agreement provides that it shall be construed in accordance with Pennsylvania law.

                 SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT

         The following summary of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., as amended (the "Operating Partnership Agreement") is qualified in its entirety by reference to the Operating Partnership Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

General

         The Trust is the sole general partner of the Operating Partnership. The Trust contributed to the Operating Partnership, or to entities wholly owned by the Operating Partnership, the real estate interests owned, directly or indirectly, by the Trust, or the economic benefits thereof, in exchange for a general partnership interest in the Operating Partnership and a number of Class A Units which equaled, in the aggregate, the number of shares of beneficial interest in the Trust issued and outstanding on September 30, 1997.

Management

         Under the Operating Partnership Agreement, the Trust, as the sole general partner of the Operating Partnership, has the authority, to the exclusion of the limited partners, to make all management decisions on behalf of the Operating Partnership. In addition, the Trust, as general partner, will have the ability to cause the Operating Partnership to create and issue subsequent classes of limited or preferred partner interests with terms different from the limited partner and general partner interests issued previously. The Trust has agreed in the Operating Partnership Agreement to conduct substantially all of its business activities through the Operating Partnership unless a majority in interest of the Units (exclusive of Units owned by the Trust) consent to the conduct of business activities outside the Operating Partnership.

Authorization of Units and Voting Rights

         The Operating Partnership Agreement authorizes the issuance of an unlimited number of Units in one or more classes. Holders of Units are entitled to distributions from the Operating Partnership as and when made by the general partner. Since the general partner will, of necessity, have to make distributions on the Class A Units held directly or indirectly by it at the times and in the amounts as will permit it to make distributions to Shareholders necessary to preserve its status as a REIT for federal income tax purposes, it is anticipated that the holders of Units will receive such distributions at the approximate time, and in the same amounts, as distributions are declared and paid by the Trust to the Shareholders.

         Holders of Units generally will have no right to vote on any matter voted on by holders of Shares except that prior to the date on which at least half of the Units issued on September 30, 1997 (other than to the Trust or an affiliate of the Trust) have been redeemed, the holders of Units issued on September 30, 1997 (other than the Trust or an affiliate of the Trust) shall be entitled to vote, as a single class, on any proposal to merge, consolidate, or sell substantially all of the assets of the Company if the holders of Shares vote thereon and, in such event, holders of Units will be entitled to one vote for each Share issuable by the Trust upon the redemption of one Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding Units and the applicable vote of the holders of the Shares, which such vote may be met by any combination of holders of the Units and the Shares.

         The Operating Partnership Agreement also provides that the Trust may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of such transaction, the Units are treated in the same manner as that number of Shares for which they are exchangeable by the Trust upon notice of redemption are treated and that holders of Units will have the right to vote on certain amendments to the Operating Partnership Agreement.

Redemption Rights

         As of March 1999, the Operating Partnership has issued Units of Class A limited partner interest and Units of Class B limited partner interest. Class A and Class B Units are redeemable by the Operating Partnership at the election of a limited partner holding such Units, at such time, and for such consideration, as set forth in the Operating Partnership Agreement. In general, and subject to certain exceptions and limitations, holders of limited partnership units (other than the Trust and its subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A Units so received and then held by such party. Class B Units are redeemable at the option of the holder at any time after issuance. This Registration Statement has been filed to register for resale by the holders thereof Shares issuable by the Trust upon the redemption of certain outstanding Units pursuant to this provision of the Operating Partnership Agreement.

         If a notice of redemption is given, the Trust has the right to elect to acquire the Units tendered for redemption for its own account, either in exchange for the issuance of a like number of Shares (subject to adjustments for stock splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the Shares over the ten consecutive trading days immediately prior to receipt by the Trust, in its capacity as general partner of the Operating Partnership, of the notice of redemption. If the Trust declines to exercise such right, then on the tenth day following tender for redemption the Operating Partnership will pay a cash amount equal to the number of Units so tendered multiplied by such average closing price.

Other Rights

         When the Operating Partnership acquires properties, the Operating Partnership often enters into contracts that restrict the Operating Partnership's ability to resell such properties. Those who are issued Units in the transactions may have the right to prohibit such a sale if a certain number of such Unit holders object to the sale, subject to certain conditions regarding the form of the sale. Separate agreements may prohibit the Operating Partnership from selling or otherwise disposing of properties in transactions unless the sale takes a certain form or is undertaken in connection with a program to sell a certain percentage of the Operating Partnership's assets.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

         The following discussion summarizes the Federal income tax considerations that may be material to a prospective holder of Shares. Drinker Biddle & Reath LLP, counsel for the Company, has provided an opinion letter to the Company respecting the discussion set forth below under this heading "Federal Income Tax Considerations," and this opinion is included as an Exhibit to the Registration Statement. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations; nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

         General. The Company is designed to qualify and has elected to qualify as a "real estate investment trust" under Sections 856-60 of the Code. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

         The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof. If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Trust Agreement provides certain disclosure requirements for 1% or greater shareholders and certain restrictions regarding the transfers of Company shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above.

         A REIT is permitted to have a wholly owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets, liabilities and items of income of PREIT Associates (the "Operating Partnership") and each of the real estate partnerships or other pass-through entities in which the Operating Partnership holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Title Holding Partnerships are treated as partnerships for Federal income tax purposes.

         Income Tests. To maintain its qualification as a REIT, a REIT must satisfy two gross income requirements each year. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived directly or indirectly from investments in real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived from the same items that qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of five (5%) percent of gross income that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property, the Company generally must not operate or manage the property or furnish or render more than a de minimus amount of services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Although PREIT-RUBIN renders services with respect to rental properties of the Operating Partnership and the Title Holding Partnerships, and PREIT-RUBIN does not constitute an "independent contractor" for this purpose, the Company believes that the services being provided by PREIT-RUBIN with respect to such properties are usual or customary or should not otherwise be considered "rendered to the occupant." The Company believes, moreover, that the aggregate amount of any nonqualifying income in any taxable year earned by the Operating Partnership and the Title Holding Partnerships has not caused, and will not cause, the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

         The Operating Partnership owns all of the nonvoting Shares of PREIT-RUBIN, a corporation that is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for the Operating Partnership and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, all third-party and other services income will be earned by and taxed to PREIT-RUBIN at applicable Federal and state corporate income tax rates and will be received by the Company only indirectly as dividends (after reduction by such taxes). Although dividends generally qualify under the 95% test, the IRS refuses to rule on this issue when the dividends are earned in this manner.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a qualified REIT subsidiary or another REIT).

         The Company believes that it has complied, and anticipates that it will continue to comply, with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company believes that more than 75% of its assets are real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary of the Company, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets. As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         The Operating Partnership owns all of the nonvoting Shares of PREIT-RUBIN. The Operating Partnership does not own any of the voting securities of PREIT-RUBIN. The Company believes that its indirect interest in the securities of PREIT-RUBIN did not as of September 30, 1997 and does not currently exceed 5% of the total value of the Company's assets. However, no independent appraisals have been obtained.

         No assurance can be given that the Company's indirect ownership of PREIT-RUBIN will meet the 10% voting securities test. Prior to June 1994, the Internal Revenue Service (the "IRS") routinely issued rulings that the 10% voting securities test was met in any case where the REIT did not own more than 10% of a management company's voting stock. However, in September 1994, the IRS reevaluated its position on this issue and now refuses to issue a ruling on whether the 10% voting securities test is met.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot assure you, however, that such other action will always be successful.

         It should also be noted that certain proposed changes to the tax laws regarding REITs have been considered in the past and may be enacted in the future. Of potential relevance to the Company are proposed changes in the President's current budget proposals that would modify the 10% voting securities test described above to include both vote or value, but would also permit taxable REIT subsidiaries within certain limitations and subject to certain restrictions. The proposal, if enacted as proposed, would not prohibit the Company's current ownership of shares of PREIT-RUBIN, but it could limit the Company's flexibility in future transactions between the Company and PREIT-RUBIN.

         Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular corporate rates and also may be subject to a 4% excise tax on undistributed income.

         The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may arrange for short-term, or possibly long-term, borrowing (by itself or by the Operating Partnership) to permit the payments of required dividends.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

         Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners. The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in the Operating Partnership and the Title Holding Partnerships:

         Classification of the Operating Partnership and Title Holding Partnerships as Partnerships. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for Federal income tax purposes as corporations. Accordingly, under applicable "check-the-box" regulations, they should be classified as partnerships for Federal income tax purposes.

         Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect and other requirements.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Contributed Properties. The properties contributed directly or indirectly to the Operating Partnership have generally been appreciated as of the time of contribution, and it is likely that properties contributed in the future will also be appreciated. Pursuant to
Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreements of the Partnerships require allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. If the Partnerships sell contributed property at a gain or loss, such gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

         Depreciation. The Partnerships' assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic depreciation schedules for the properties. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income could also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's net sales price. The Partnerships intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make such occasional sales of the properties as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that no property sale by the Partnerships will constitute a sale of inventory or other property held primarily for sale to customers.

Taxation of Shareholders

         Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as 20%-rate capital gain dividends will be taxed as long-term capital gains, and distributions that are designated as 25%-rate gain dividends will be taxed as 25%-rate gain, in each case without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Shares, they will be included in income as long-term capital gain (or short-term capital gain if the Shares have been held for one year or less), assuming the Shares are a capital asset in the hands of the shareholder.

         In addition, to the extent, if any, that the Company does not distribute all its net capital gain (including 25%-rate gain) in a year, the Company may elect to designate (in a written notice to shareholders) that such undistributed capital gain shall nonetheless be treated for Federal income tax purposes as if it had been distributed proportionately to the Company's shareholders as of the end of the year and recontributed to the Company's capital. In that case, the shareholders will be taxed on such gain, but will receive a tax credit for the tax paid by the Company on the gain, and each shareholder's basis in Shares of the Company will be increased by the excess of the amount of such gain over the amount of such tax credit.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain (including both 20%- and 25%-rate gain).

         Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

         Taxation of Tax-Exempt Shareholders. The Company does not expect that distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code and the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements. In particular, Non-U.S. Shareholders who are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

         Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of Shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by the Company as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States Federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States Federal income tax liability).

         Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

Other Tax Considerations

State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Shares of the Company.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the Shares sold by the Selling Shareholders nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit.

                              SELLING SHAREHOLDERS

         The following table provides the names of the Selling Shareholders as of March 19, 1999 and the number of Units held by each such holder on that date. For this purpose only, the holders of Units are shown as beneficial owners of Shares that may be issued by the Company upon redemption of Units even though such holders have no right to obtain such Shares. Because such Selling Shareholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that will be owned by such Selling Shareholder upon completion of the offering to which this Prospectus relates.

         The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below or their pledgees, donees, transferees, partners or other successors in interest.

                                                          Number of Shares
                                                         Beneficially Owned           Number of
   Name                    Position with the Company      Prior to Offering        Shares Offered
   ----                    -------------------------     ------------------        --------------
Legacy, Ltd.                         None                     130,039                 130,039

Michael A. Loeb                      None                       2,932                   2,932

Robert Y. Shasha                     None                       5,864                   5,864

Hanina Z. Shasha                     None                      11,785                  11,785

Anita Tishman Winkler                None                      11,785                  11,785

Steven M. Tishman                    None                      11,785                  11,785

Peter V. Tishman                     None                       8,838                   8,838

Margot T. Linton                     None                      11,785                  11,785

Molly B. Lazar                       None                       7,818                   7,818

Roosevelt Blvd. Co., Inc.            None                       1,580                   1,580

Ronald Rubin                Chairman of the Board,            227,543(1)               70,377
                            CEO and Trustee of the
                            Company since September
                            1997. Prior to September
                            1997, CEO of PREIT-RUBIN
                            (then known as The Rubin
                            Organization, Inc.)

George Rubin                President of PREIT-RUBIN          121,472(2)               23,783
                            and Trustee of the
                            Company. Prior to
                            September 1997, President
                            of PREIT-RUBIN (then
                            known as The Rubin
                            Organization, Inc.)

                                                          Number of Shares
                                                         Beneficially Owned           Number of
   Name                    Position with the Company      Prior to Offering        Shares Offered
   ----                    -------------------------     ------------------        --------------
Gerald Broker               No current position with           84,124                  19,815
                            the Company. Prior to
                            October 1997, Vice
                            Chairman and General
                            Counsel of PREIT-RUBIN
                            (then known as The Rubin
                            Organization, Inc.)


Leonard B. Shore            Executive V.P.                     56,439(3)               16,611
                            -Development of
                            PREIT-RUBIN


Joseph Coradino             Treasurer of                       38,196(3)                9,506
                            PREIT-RUBIN

Lewis M. Stone              No current position with           23,414                   8,373
                            the Company. Prior to
                            October 1997, Senior
                            V.P.-Retail Leasing of
                            PREIT-RUBIN (then known
                            as The Rubin
                            Organization)


Patricia Berns              Currently serving as a
                            Consultant to the Company.
                            Prior to January 2, 1999,
                            Executive V.P. -Retail             20,700(3)                4,753
                            Leasing of PREIT-RUBIN


Edward Glickman             Executive V.P. and CFO of          17,595(4)                3,963
                            the Trust since September
                            1997. Prior to September
                            1997, Executive V.P. and
                            CFO of PREIT-RUBIN (then
                            known as The Rubin
                            Organization


Judith Garfinkel            No current position with            3,642                   1,962
                            the Company. Prior to
                            October 1997,
                            V.P.-Corporate
                            Communications of
                            PREIT-RUBIN (then known
                            as The Rubin
                            Organization)


Non-QTIP Marital Trust               None                      23,395                  11,228
U/W Richard I. Rubin

Bernard Filler                       None                         617                     617

Dorothy Ross                         None                         154                     154

Edward Ross                          None                       9,066                   9,066

                                                          Number of Shares
                                                         Beneficially Owned           Number of
   Name                    Position with the Company      Prior to Offering        Shares Offered
   ----                    -------------------------     ------------------        --------------
Elmer Bruksch                        None                          83                      83

Eugene Ross                          None                       1,227                   1,227

Howard Ross                          None                       8,332                   8,332

Interstate Investments, Inc.         None                       6,498                   6,498

Irving Solomon                       None                       6,306                   6,306

Irwin Frank                          None                         525                     525

Marshall M. Holleb                   None                      20,522                  20,522
Revocable Trust

Marshall Wechter                     None                       1,041                   1,041

Milton Shamitz                       None                         356                     356

Norman Wechter                       None                       1,041                   1,041

Sandor Korein                        None                       2,498                   2,498

Allan R. Koretz                      None                         706                     706

Gerald Pinder                        None                       1,052                   1,052

Harvey Hewit                         None                       1,626                   1,626

Kevin Gilbert                        None                         770                     770

Leo S. Guthman Trust                 None                       2,782                   2,782

Ross Lonsberry                       None                       1,052                   1,052

S. Cody Engle                        None                         471                     471

Sidney Gilbert                       None                       1,797                   1,797

Robert K. Parmacek                   None                         243                     243
Revocable Trust

                                                          Number of Shares
                                                         Beneficially Owned           Number of
   Name                    Position with the Company      Prior to Offering        Shares Offered
   ----                    -------------------------     ------------------        --------------
Earl M. Chapman
Revocable Trust                      None                         987                     987

ANDA Partnership                     None                      47,532                  12,876

LFT Partnership                      None                      58,299                  18,001

Samstock/Alpha, L.L.C.               None                      58,065                  10,326

Samstock/ZFT, L.L.C.                 None                      76,779                  20,552

(1) Does not include an option to purchase 150,000 Shares. Includes 23,395 Units owned by Non-QTIP Marital Trust U/W Richard I. Rubin, of which Mr. Ronald Rubin disclaims beneficial ownership. Includes 1,580 Units owned by Roosevelt Blvd., Co. as a result of Mr. Ronald Rubin's control of such company.

(2) Does not include an option to purchase 75,000 Shares. Includes 900 Shares held in trust for Mr. George Rubin's daughter, 500 Shares owned by Mr. George Rubin's spouse and 23,395 Units owned by Non-QTIP Marital Trust U/W Richard I. Rubin. Mr. George Rubin disclaims beneficial ownership of all of the foregoing except the 75,000 Shares subject to the option.

(3) Does not include an option to purchase 30,000 Shares.

(4) Does not include an option to purchase 50,000 Shares.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale from time to time of up to 506,089 Shares that may be issued to holders of Units. The Company will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders. The distribution of the Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or from purchasers of Shares for whom they may act as agents. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwrit ers and/or commissions from the purchasers for whom they may act as agents.

         Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any other required information

         The sale of the Shares by the Selling Shareholders may also be effected from time to time by selling the Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Shares as principal, and any such sale may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on e which the Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such Shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Shares which is not expected to exceed that customary in the types of transactions involved. The Shares may also be sold pursuant to Rule 144 promulgated under the Securities Act.

         All expenses incident to the offering and sale of the Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by the Company. The company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Drinker Biddle & Reath LLP. Drinker Biddle & Reath LLP will also pass on certain federal income tax matters respecting the Company. Sylvan M. Cohen, Chairman of the Board of the Company, is of counsel to Drinker Biddle & Reath LLP. Mr. Cohen is the beneficial owner of a substantial number of shares of beneficial interest in the Company.

                                    EXPERTS

         The financial statements and financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         Some of the Company's historical financial statements were audited by either Ernst & Young LLP, independent auditors, or Zelenkofske Axelrod and Co., Ltd., as set forth in their respective reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given the authority of such firms as experts in accounting and auditing.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                   - - - - - - - - - - - - - - - - - - - - - -
                                 506,089 Shares



                            PENNSYLVANIA REAL ESTATE
                                INVESTMENT TRUST


                          Shares of Beneficial Interest



                                TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................2
CAUTIONARY STATEMENT.......................................................4
THE COMPANY................................................................4
RISK FACTORS...............................................................5
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST..............................15
SUMMARY OF THE TRUST AGREEMENT............................................19
SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT............................22
FEDERAL INCOME TAX CONSIDERATIONS.........................................24
USE OF PROCEEDS...........................................................32
SELLING SHAREHOLDERS......................................................33
PLAN OF DISTRIBUTION......................................................37
LEGAL MATTERS.............................................................39
EXPERTS  .................................................................39

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses payable by the Registrant in connection with this Registration Statement.

         Securities and Exchange Commission Registration Fee..........$ 2,677.56
         Legal Fees and Expenses...................................... 10,000
         Miscellaneous Expenses.......................................  5,000
         Total........................................................$17,677.56
                                                                        ========

Item 15. Indemnification of Directors and Officers.

         The Company's Trust Agreement, as amended, provides that (a) no Trustee shall be personally liable for monetary damages for any action, or any failure to take action, except that a Trustee shall remain personally liable for monetary damages to the same extent that a director of a Pennsylvania business corporation remains liable under the provisions of 15 Pa. C.S. Section 1713, and
(b) no officer who performs his duties in good faith, in a manner reasonably believed to be in the best interests of the Company and with such care, skill and diligence as a person of ordinary diligence would use will not be liable by reason of having been an officer of the Company.

         The Company's Trust Agreement provides that every Trustee and officer shall be entitled as of right to be indemnified by the Company against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements paid or incurred by such person in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person's being or having been a Trustee or officer of the Company or by reason of the fact that such person is or was serving in any capacity at the request of the Company as a trustee, director, officer, employee, agent, partner, fiduciary or other representative or another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity; provided, however, that no such right of indemnification shall exist with respect to an action brought by a Trustee or officer against the Company and further provided that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness. The Trust Agreement further provides that such right to indemnification shall be contractual in nature and shall include the right to be paid in advance the expenses incurred in connection with such proceedings; provided, however, that such advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of such Trustee or officer to repay all amounts so advanced if it is ultimately determined that such Trustee or officer is not entitled to be indemnified under the Trust Agreement.

         The Company's By-laws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a trustee or officer of the Company, or is or was serving while a trustee or officer of the Company at the request of the Company as a director, officer, employee, agent, fiduciary or other representative of another for profit or not-for-profit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Company's By-laws also provide that such right to indemnification shall be contractual in nature and shall include the right to be paid the expenses (including attorneys fees) incurred in defending any action or proceeding in advance of the final disposition of such action or proceeding upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that the person is not entitled to indemnification.

         In addition, the Trust Agreement and Pennsylvania law permit the Company to provide similar indemnification to employees, agents and other persons who are not Trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Company to procure a judgment in its favor and requires indemnification in certain cases where the Trustee or officer is the prevailing party. Certain of the employment agreements the Company has entered into with its officers provide for indemnification for such officer. Generally, these contracts require the Company to indemnify the officer to the fullest extent permitted under the Trust Agreement. The Limited Partnership Agreement for PREIT Associates, L.P., the Company's operating partnership (the "Operating Partnership") also provides for indemnification of the Company, the Trustees and the Company's officers for any and all actions with respect to the Operating Partnership; provided, however, that the Operating Partnership will not indemnify such parties for (i) willful misconduct or knowing violation of the law; (ii) any action where the covered person received an improper personal benefit in violation or breach of the Limited Partnership Agreement for the Operating Partnership; (iii) any violation of the Limited Partnership Agreement for the Operating Partnership or (iv) any liability such person may have to the Limited Partnership under certain documents delivered in the transaction in which properties were or will be contributed to the Operating Partnership. The Company currently maintains insurance for its Trustees and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit
Number        Description
-------       -----------

4.1 Pennsylvania Real Estate Investment Trust Trust Agreement as Amended and Restated December 16, 1997 (incorporated by reference to Exhibit 3.2 to the Trust's Current Report on Form 8-K dated December 16, 1997)

4.2 First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., as amended (incorporated by reference to Exhibit 4.15 to the Trust's Current Report on Form 8-K dated October 14, 1997)

5             Opinion of Drinker Biddle & Reath LLP

8             Opinion of Drinker Biddle & Reath LLP regarding tax matters

23.1 Consent of Arthur Andersen LLP (Independent Public Accountants of the Company)

23.2 Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley Associates)

23.3 Consent of Zelenkofske Axelrod and Co., Ltd (Independent Auditors of Oxford Valley Road Associates)

23.4          Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)

24            Powers of Attorney -- Included on signature page.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 19, 1999.

                                PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                                By: /s/ Jonathan B. Weller
                                    -------------------------------------
                                    Jonathan B. Weller,
                                    President and Chief Operating Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, does hereby constitute and appoint RONALD RUBIN, SYLVAN M. COHEN and JONATHAN B. WELLER, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, resubstitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Name                            Capacity                     Date
          ----                            --------                     ----

/s/  Sylvan M. Cohen       Chairman of the Board and Trustee      March 19, 1999
------------------------
Sylvan M. Cohen


/s/  Ronald Rubin          Chief Executive Officer and Trustee    March 19, 1999
------------------------
Ronald Rubin


/s/  Jonathan B. Weller    President, Chief Operating Officer     March 19, 1999
------------------------   and Trustee
Jonathan B. Weller


/s/  William R. Dimeling   Trustee                                March 19, 1999
------------------------
William R. Dimeling


/s/  Rosemarie B. Greco    Trustee                                March 19, 1999
------------------------
Rosemarie B. Greco


/s/ Lee H. Javitch         Trustee                                March 19, 1999
------------------------
Lee H. Javitch


/s/ Leonard I. Korman      Trustee                                March 19, 1999
------------------------
Leonard I. Korman


/s/  Jeffrey P. Orleans    Trustee                                March 19, 1999
------------------------
Jeffrey P. Orleans


/s/  George F. Rubin       Trustee                                March 19, 1999
------------------------
George F. Rubin


/s/  Edward A. Glickman    Executive Vice President and Chief     March 19, 1999
------------------------   Financial Officer
Edward A. Glickman


/s/  Dante J. Massimini    Senior Vice President - Finance and    March 19, 1999
------------------------   Treasurer (Chief Accounting
Dante J. Massimini         Officer)

                                 EXHIBIT INDEX


Exhibit
Number        Description
-------       -----------

5             Opinion of Drinker Biddle & Reath LLP

8             Opinion of Drinker Biddle & Reath LLP regarding tax matters

23.1 Consent of Arthur Andersen LLP (Independent Public Accountants of the Company)

23.2 Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley Associates)

23.3 Consent of Zelenkofske Axelrod and Co., Ltd (Independent Auditors of Oxford Valley Road Associates)

23.4          Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)

24            Powers of Attorney -- Included on signature page.